Exhibit 10.3

The Bonus contemplated in this Agreement will not be paid unless the Settlement
Agreement in the Louisiana Suit has received final, non-appealable approval by the Court and the settlement proceeds thereunder are distributed pursuant to its terms.

RETENTION AWARD AGREEMENT

This Retention Award Agreement (this “Agreement”), dated as of December 31, 2005, is by and between 3CI Complete Compliance Corporation, d/b/a American 3CI (“Employer”), and             (“Employee”).

W I T N E S S E T H:

WHEREAS, Employer is a party to a Settlement Agreement, dated as of November 11, 2005, as it may be modified from time to time (the “Settlement Agreement”), pursuant to which the parties have agreed to settle all claims in cause no. 467704-A, Robb et al. v. Stericycle, Inc. et al., in the First Judicial District Court, Caddo Parish, Louisiana (the “Court”);

WHEREAS, the distribution of settlement proceeds agreed to in the Settlement Agreement will occur when the Final Order and Judgment, as defined in the Settlement Agreement, entered in the Louisiana Suit becomes final and no longer subject to review by appeal (the “Effective Time of Settlement” as further defined in the Settlement Agreement);

WHEREAS, Employer believes it will obtain a material benefit if Employee remains an employee of Employer until the Effective Time of Settlement;

WHEREAS, Employer has created an Employee Retention Program, of which this Agreement is a part, in an effort to retain its employees and provide an incentive to its employees to continue working for Employer until the Effective Time of Settlement;

NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee agree as follows:

1.                                       Stay Bonus.  If Employee remains in continuous and active employment with Employer from the date of this Agreement to the Effective Time of Settlement, Employee shall be entitled to, and Employer shall pay to Employee, his representative or his estate, a cash bonus in the amount of $           (the “Bonus”) under the terms of the 3CI Employee Retention Program.  Subject to Employer’s obligations under applicable tax laws, the Bonus will be paid in a single lump-sum cash payment either contemporaneously with, or as soon as administratively practicable following, the Effective Time of Settlement.  Notwithstanding any provision in this Agreement to the contrary, no Bonus or any other amount shall be paid to Employee under this Agreement unless and until the Effective Time of Settlement.

2.                                       No Right to Continue Employment.  Nothing in this Agreement alters the employment at-will relationship between Employee and Employer.  Employer shall have the right at any time to terminate, with or without Cause, as defined below, the employment of Employee.  Notwithstanding this right of termination, however, if Employee’s employment with Employer prior to the Effective Time of Settlement is terminated (a) by Employer, for any reason other than for “Cause,” including death or disability, or (b) by Employee, because Employer has changed any of the material terms of Employee’s employment (e.g. job duties, existing remuneration and benefits, place of work) and such change has made Employee’s job substantially more onerous for Employee, then, Employee shall be entitled to, and Employer shall pay, the Bonus at the time and on the terms otherwise specified in this Agreement.  As used in this Agreement, “Cause” shall mean (i) Employee’s gross negligence in the performance of his duties as an employee of the Company, or the intentional nonperformance or intentional mis-performance of such duties; (ii) Employee’s failure to abide by or comply with the Company’s written policies and procedures as of the date of this Agreement; (iii) Employee’s dishonesty, fraud or willful misconduct with respect to the business or affairs of the Company; (iv) Employee’s conviction of a felony or other crime involving moral turpitude; or (v) Employee’s abuse of alcohol or drugs (legal or illegal) that, in the Special Committee’s sole judgment, impairs the Employee’s ability to perform his or her duties as an employee of the Company.  Employer represents to Employee that as of the date of this Agreement Employer is not aware of any basis for Employer to terminate Employee’s employment for Cause.

3.                                       Releases.

a.                                       General Release by Employee.  Effective at the Effective Time of Settlement, Employee, for himself/herself and on behalf of his/her attorneys, heirs, assigns, executors, representatives and administrators, hereby IRREVOCABLY AND UNCONDITIONALLY RELEASES AND FOREVER DISCHARGES Employer and each of its current and former parent, subsidiary, affiliated, and related corporations, firms, associations, partnerships, and entities (and their respective successors and assigns), and the current and former owners, partners, shareholders, directors, officers, employees, agents, attorneys, representatives and insurers of said corporations, firms, associations, partnerships, and entities (hereinafter collectively referred to as the “Releasees”) from all claims, complaints, grievances, liabilities, obligations, promises, agreements, damages, causes of action, rights, debts, wages, commissions, demands, controversies, costs, losses, and expenses (including attorneys’ fees and expenses) whatsoever (the “ Employee Claims”) under any municipal, local, state, or federal law, common or statutory, whether arising in contract or tort, for any actions or omissions whatsoever, whether known or unknown, that exist or may exist prior to, or contemporaneously with, the Effective Time of Settlement.  Notwithstanding anything contained in this Agreement to the contrary, Employee does not release pursuant to this Agreement any Employee Claims under or against (i) Employer regarding or under Employer’s 401K plan, Employer’s dental, health, employee benefit and welfare plans or policies, this Agreement, hourly or salaried compensation, bonuses, overtime, vacation or sick pay, and indemnity; and (ii) Stericycle, Inc. and Waste Systems, Inc. and their respective subsidiaries and affiliates (excluding Employer), successors, assigns, directors, officers, agents, attorneys, representatives and insurers, and Jack W. Schuler, Mark C. Miller, Frank J. M. ten Brink, and Anthony J. Tomasello, and their respective affiliates (excluding Employer), heirs, assigns, representatives, agents, attorneys and insurers.

b.                                      General Release by Employer.  Effective at the Effective Time of Settlement, Employer hereby irrevocably and unconditionally releases and forever discharges Employee from all claims, grievances, liabilities, obligations, promises, agreements, damages, causes of action, rights, debts, demands, controversies, costs, losses, and expenses (including attorneys’ fees and expenses) whatsoever (the “Employer Claims”) under any municipal, local, state, or federal law, common or statutory, whether arising in contract or tort, for any actions or admissions whatsoever, whether known or unknown, that existed or may have existed prior to, or contemporaneously with, the Effective Time of Settlement.  Notwithstanding anything contained to the contrary in this Agreement, Employer does not release pursuant to this Agreement any Employer Claims against Employee, his or her heirs, assigns, representatives, agents, attorneys and insurers, for any acts or omissions of Employee constituting “Cause” as defined in this Agreement.

4.                                       Effect on Retirement and Other Benefit Plans.  For purposes of any employee benefit plans of Employer, including its 401K plan, any payments made pursuant to this Agreement shall be subject to the terms and conditions, including the method of computing compensation or contributions, of such plan as they exist at the Effective Time of Settlement.  Neither this Agreement nor any payments made pursuant to this Agreement are intended to constitute a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

5.                                       Non-Assignability.  Employee may not assign, pledge or otherwise dispose of any of her or his rights, obligations, or interests under this Agreement.  If Employee attempts to assign, pledge or otherwise dispose of any right Employee may have under this Agreement, or if any levy, attachment, execution, or similar process upon the right or interest conferred by this Agreement occurs, Employer may immediately terminate this Agreement and Employee’s right to receive any payments pursuant to this Agreement, and this Agreement and all of Employee’s rights pursuant to this Agreement shall thereupon become null and void.

6.                                       Payment from the Settlement Proceeds. The Bonus is part of the Settlement Proceeds to be obtained by Employer pursuant to the Settlement Agreement.  The Bonus contemplated to be paid hereunder will not be paid unless the Settlement Agreement is finally approved by the Court and until the Effective Time of Settlement.

7.                                       Interpretation.  The Special Committee of Employer shall have full and sole power and authority to interpret, construe, and administer this Agreement.  The Special Committee’s interpretations and construction hereof, and actions hereunder, including the amount or recipient of any Bonus, shall be binding and conclusive on all persons and entities for all purposes.  None of the individual members of the Special Committee, the Special Committee, Employer or any officer or director of Employer shall be liable to any person or entity, including Employee and her or his representative or agent, for any action taken, or omitted to be taken, in connection with the interpretation and administration of this Agreement unless attributable to his, her or its a lack of good faith.

8.                                       Tax Withholding.  Employer shall withhold from any Bonus payment all income, employment, and other taxes and benefits as Employer deems necessary to satisfy the Employee’s obligations pursuant to any law or government regulation or ruling or employee benefit plan.  The aggregate amount required to be withheld from any Bonus paid pursuant to this Agreement shall be deducted from such Bonus payment.

9.                                       Governing Law.  This Agreement shall be governed by the laws of the State of Texas (without regard to any conflicts of law principles that would require the application of the laws of any other jurisdiction).  Litigation concerning any dispute over the interpretation or enforcement of this Agreement will be filed and resolved in a federal or state court in Tarrant County, Texas.

10.                                 Attorney Fees.   If a dispute arises over the interpretation or enforcement of this Agreement, the prevailing party in any litigation shall be entitled to the recovery of his, her or its attorney fees from the non-prevailing party.

11.                                 Definitions.   Any capitalized term in this Agreement that is not otherwise defined herein shall have the meaning given it in the Settlement Agreement.

12.                                 No Reduction.   Employer does not have, and will not attempt to exercise, any right of offset, recoupment, counterclaim or similar right to reduce or excuse payment of the Bonus.

13.                                 Scope and Modification of Agreement.  This Agreement constitutes the entire agreement regarding a retention bonus or the Bonus between Employer and Employee and supersedes all prior and contemporaneous oral or written agreements or understandings of Employer and Employee regarding the subject matter hereof.  Except as otherwise specifically provided herein, this Agreement may not be modified except by written agreement signed by a member of the Special Committee on behalf of Employer and by Employee.

14.                                 Notice.   All notices, demands, requests or other communications that may be or are required to be given, served or sent under this Agreement will be in writing and will be mailed by first-class, certified mail, return receipt requested, postage pre-paid, or transmitted by hand delivery, or fax with confirmation of receipt obtained, or over-night courier with delivery receipt obtained, as follows:

(a)	If to Employer:

3CI Complete Compliance Corporation
1517 W. North Carrier Parkway, Suite 104
Grand Prairie, Texas 75050
Attention: President

(b)	If to Employee:

Employer and Employee may each designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be given.  Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above shall be deemed given and received for all purposes at such time as it is actually delivered to or received by the addressee or at such time as delivery is refused by the addressee upon presentation.

15.                                 Binding Effect.   This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, and their spouses, heirs and personal and legal representatives.

16.                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

3CI COMPLETE COMPLIANCE CORPORATION

By:

Name:

Title:

I accept the Bonus award eligibility made hereby and agree to be bound by the terms of this Agreement.  I represent and acknowledge that this Agreement contains the entire understanding between Employer and me concerning the Bonus.  There are no representations, agreements, arrangements, or understandings, oral or written, between Employer and me concerning the subject matter of this Agreement that are not fully expressed herein.

Name (print):

Address:

Date: